EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley
717-291-2616
Fulton Financial reports second quarter earnings
     (July 21) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) reported net income available to common shareholders of $8.1 million for the quarter ended June 30, 2009, a 68.6 percent decrease from the same period in 2008. Diluted net income per share for the quarter was 5 cents, a 66.7 percent decrease from the same period in 2008, and was equal to diluted net income per share for the first quarter of 2009.
     Net income available to common shareholders was $16.1 million for the six months ended June 30, 2009, a 76.0 percent decrease from the same period in 2008. Diluted net income per share for the six months ended June 30, 2009 was 9 cents, a 76.9 percent decrease from the 39 cents reported in 2008. Total assets at June 30, 2009 were $16.9 billion.
     “While we were encouraged that the pace of non-performing loan growth slowed somewhat in the second quarter, we continued to provide for loan losses at a level equal to the first quarter. A reduction in construction loan balances contributed to a decrease in total loans outstanding that put pressure on our net interest margin,” said R. Scott Smith, Jr., chairman and chief executive officer. “From a funding perspective, we were pleased with our strong growth in core demand and savings deposits. Sale gains from residential mortgage activity were a significant contributor to non-interest income. Expenses remain well controlled. We are committed to improving our performance in what continues to be a very challenging economic environment.”
     Loans, net of unearned income, increased $289.3 million, or 2.5 percent, to $11.9 billion at June 30, 2009, compared to $11.6 billion at June 30, 2008. The increase was primarily due to a $350.0 million, or 9.3 percent, increase in commercial mortgages, a $95.7 million, or 2.7 percent, increase in commercial loans and a $60.1 million, or 3.8 percent, increase in home equity loans. These increases were partially offset by a $225.9 million, or 17.1 percent, decrease in construction loans. In comparison to the first quarter of 2009, loans, net of unearned income, decreased $142.2 million, or 1.2 percent, mainly due to a decrease in construction loans of $109.2 million, or 9.1 percent, a decrease in commercial loans of $39.4 million, or 1.1 percent, a decrease in residential mortgage loans of $22.6 million, or 2.4 percent and a decrease in home equity loans of $20.2
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million, or 1.2 percent, partially offset by an increase in commercial mortgages of $52.9 million, or 1.3 percent.
     Non-performing assets were $292.2 million, or 1.73 percent of total assets, at June 30, 2009, compared to $164.5 million, or 1.02 percent, at June 30, 2008 and $269.2 million, or 1.63 percent, at March 31, 2009. The $127.7 million, or 77.6 percent, increase in non-performing assets since June 30, 2008 was primarily due to a $66.0 million, or 178.3 percent, increase in non-performing construction loans, an $18.7 million, or 47.8 percent, increase in non-performing commercial mortgage loans, an $18.3 million, or 45.6 percent, increase in non-performing commercial loans and a $15.2 million, or 69.3 percent, increase in non-performing residential mortgage and home equity loans.
     Annualized net charge-offs for the quarter ended June 30, 2009 were 0.97 percent of average total loans, compared to 0.33 percent for the quarter ended June 30, 2008 and 1.00 percent for the quarter ended March 31, 2009. The increase in charge-offs was primarily in construction loans, commercial mortgage loans and commercial loans. For the six months ended June 30, 2009, annualized net charge-offs were 0.99 percent of average total loans, compared to 0.24 percent for the same period in 2008. The provision for loan losses increased $33.3 million for the second quarter of 2009, as compared to the same period in 2008, and was equal to the provision for the first quarter of 2009. For the six months ended June 30, 2009, the provision for loan losses was $100.0 million, a 258.1 percent increase from the $27.9 million recorded during the six months ended June 30, 2008. The increase in the provision for loan losses in comparison to the three and six months ended June 30, 2008 was mainly due to the increase in the level of non-performing assets and net charge-offs, which required additional increases to the allowance for credit losses.
     Total deposits increased $1.8 billion, or 17.9 percent, to $11.7 billion at June 30, 2009 compared to $9.9 billion at June 30, 2008. The increase was due to a $1.3 billion, or 29.8 percent, increase in time deposits and a $504.2 million, or 8.9 percent, increase in demand and savings deposits. In comparison to the first quarter of 2009, total deposits increased $302.3 million, or 2.6 percent, due to a $471.7 million, or 8.3 percent, increase in demand and savings deposits, offset by a $169.4 million, or 3.0 percent, decrease in time deposits.
     Net interest income for the second quarter of 2009 decreased $3.9 million, or 3.0 percent, compared to the same period in 2008 and increased $3.8 million, or 3.1 percent, from the first quarter of 2009. The Corporation’s net interest margin was 3.43 percent for the second quarter of 2009, 3.75 percent for the second quarter of 2008 and 3.45 percent for first quarter of 2009.
     Other income, excluding investment securities gains (losses), decreased $8.5 million, or 15.8 percent, in the second quarter of 2009 compared to the same period in 2008. The decrease

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was due to a $13.9 million gain recorded in the second quarter of 2008 related to the sale of the Corporation’s credit card portfolio, offset by a $4.7 million increase in gains on sale of mortgage loans. Compared to the first quarter of 2009, other income, excluding investment securities gains (losses), increased $1.3 million, or 3.0 percent.
     Investment securities gains in the second quarter of 2009 were $77,000 compared to losses of $21.6 million in the second quarter of 2008. Investment securities gains in the second quarter of 2009 included $3.5 million of net gains on the sale of debt and equity securities, offset by $2.7 million of other-than-temporary impairment charges related to debt securities issued by financial institutions and $728,000 of other-than-temporary impairment charges related to bank stocks. During the second quarter of 2008, the Corporation recorded $24.7 million of other-than-temporary impairment charges related to bank stocks.
     Other expenses decreased $1.9 million, or 1.8 percent, compared to the same period in 2008, to $107.8 million. The decrease was primarily due to $13.2 million of charges recorded in the second quarter of 2008 related to the Corporation’s decision to purchase illiquid auction rate securities previously sold to customers of the Corporation’s investment management and trust subsidiary, Fulton Financial Advisors, N.A. During the second quarter of 2009, the Corporation repurchased the remaining $94 million of auction rate securities held by FFA’s customers and recorded a final charge of $79,000 related to the guarantee. As of June 30, 2009, the Corporation no longer has any guarantee liability related to this commitment outstanding. Offsetting this decrease was an $11.5 million increase in Federal Deposit Insurance Corporation (FDIC) insurance expense due to an increase in assessment rates compared to the second quarter of 2008 and a $7.7 million special emergency assessment recorded in the second quarter of 2009. In comparison to the first quarter of 2009, other expenses increased $1.4 million, or 1.3 percent, due to a $7.9 million increase in FDIC insurance expense, offset by a $6.1 million decrease in charges related to auction rate securities.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,900 employees and operates more than 265 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust Company, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.
     The Corporation’s financial services affiliates include: Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc., Lancaster, PA; and Dearden, Maguire,

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Weaver and Barrett, LLC, West Conshohocken, PA. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
     This news release may contain forward-looking statements with respect to our financial condition, results of operations and business. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995. When words such as “believes,” “expects,” “anticipates,” “intends,” “forecasts,” “projects,” “will” and similar words and expressions are used in its press releases, the Corporation is making forward-looking statements.
     Such forward-looking statements reflect the Corporation’s current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projections about its business and its industry, and they involve inherent risks, contingencies, uncertainties and other factors. Although the Corporation believes that these forward-looking statements are based on reasonable estimates and assumptions, the Corporation is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Corporation undertakes no obligation to update or revise any forward-looking statements. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements.
     Many factors could affect future financial results including, without limitation, acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of, markets for mortgage and other asset-backed securities and for commercial paper and other short-term borrowings; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth; asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses;

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amortization of intangible assets; goodwill impairment; capital and liquidity strategies; and other financial and business matters for future periods.
     For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.
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2009